Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Investor Relations                                     Carl Hymans
Tiens Biotech Group (USA), Inc.                        G. S. Schwartz & Co.
Tel:   0086-22-8213-7915                               Tel:  212-725-4500
Fax:  0086-22-8213-7667                                Fax: 212-725-9188
Email: investor@tiens-bio.com                          Email: carlh@schwartz.com
http://www.tiens-bio.com

                 TIENS BIOTECH GROUP (USA) REPORTS THIRD QUARTER
                             AND NINE-MONTH RESULTS

NEW YORK -November 14, 2006 -Tiens Biotech Group (USA), Inc. ("the Company" or "Tiens USA"), (Amex: TBV), www.tiens-bio.com, announced financial results for the third quarter and nine months ended September 30, 2006.

Revenue for the third quarter ended September 30, 2006 was $19,187,748, compared to $19,126,809 for the third quarter ended September 30, 2005, and increased 34% from revenue reported for the second quarter of 2006.

A breakdown of China and international revenue is as follows:

                                      Three Months Ended September 30,
                                   --------------------------------------
Revenue                                2006            2005        Change
-------------------------------    -------------   -------------   ------

China                              $   7,240,485   $   9,181,333    -21.1%
                                   -------------   -------------   ------
International                      $  11,947,263   $   9,945,476     20.1%
                                   -------------   -------------   ------
Total                              $  19,187,748   $  19,126,809      0.3%

Net income for the third quarter ended September 30, 2006 was $8,435,264 compared to net income of $8,204,744 for the third quarter ended September 30, 2005. Earnings per share for the third quarter ended September 30, 2006 were $0.12, with weighted average number of shares outstanding of 71,333,586 compared to $0.14, with the same weighted average number of shares outstanding for the comparable period of 2005.

Revenue for the nine months ended September 30, 2006 was $50,203,306 compared to $50,730,467 for the nine months ended September 30, 2005.

A breakdown of China and international sales is as follows:

                                      Nine Months Ended September 30,
                                   --------------------------------------
Revenue                                2006            2005        Change
-------------------------------    -------------   -------------   ------

China                              $  20,281,510   $  27,494,733    -26.2%
                                   -------------   -------------   ------
International                      $  29,921,796   $  23,235,734     28.8%
                                   -------------   -------------   ------
Total                              $  50,203,306   $  50,730,467     -1.0%

For the three months ended September 30, 2006, revenues in China were $7.2 million, a decrease of 21.1% compared to the same period in 2005. For the nine months ended September 30, 2006, revenues in China were $20.3 million, a decrease of 26.2% compared to the same period ended September 30, 2005.

At the beginning of 2006, Tiens USA began selling semi-finished products to Tianshi Engineering. In order to qualify for a direct selling license in China, Tianshi Engineering, Tiens USA's related party customer in China, is required to produce a part of the products that it sells in China. As a result, in 2006, Tiens USA began to sell semi-finished products to Tianshi Engineering, which jointly shares Tiens USA's licenses to produce, manufacture and sell the products. These semi-finished products have a lower sales price than the finished products Tiens USA had previously sold to Tianshi Engineering.

In addition, management believes that sales to China were negatively impacted by several other factors, including:

o Continued consumer uncertainty in China regarding the impact of recently enacted direct selling regulations and uncertainty regarding the timing of the direct selling license application process and approval.

o Increased government and media scrutiny on the direct selling industry, particularly following last year's publication of the new direct selling regulations.

The application of Tianshi Engineering for a direct selling license in China is still pending.

For the three months ended September 30, 2006, international revenues were $11.9 million, an increase of 20.1% compared to the same period in 2005. For the nine months ended September 30, 2006, international revenues were $29.9 million, an increase of 28.8% compared to the same period in 2005. The increase in international sales for the nine months ended September 30, 2006 was mainly due to significant sales increases in Indonesia, as well as strong revenue growth in Nigeria, South Africa, Ghana, Kazakstan, Uzbekistan, Congo Kenya, Hungary and Uganda.

Net income for the nine months ended September 30, 2006 was $20,389,452, compared to net income of $21,404,943 for the nine months ended September 30, 2005. Earnings per share for the nine months ended September 30, 2006 were $0.29, with weighted average number of shares outstanding of 71,333,586 compared to $0.33, with the same weighted average number of shares outstanding for the comparable period of 2005.

Cost of sales for the three months ended September 30, 2006 was $5.1 million, an increase of 2.3%, compared to $5.0 million for the same period in 2005. For the nine months ended September 30, 2006, cost of sales was $13.7 million, compared to $12.6 million for the same period in 2005, an increase of 8.8%. In addition, in order to improve the quality of its products, during 2006 Tiens USA introduced several new manufacturing procedures and stricter quality control testing than were in place previously, which added to manufacturing costs. However, Tiens USA believes that once its production team becomes more familiar with the new production procedures, the manufacturing costs of its products will decrease.

Gross profit remained constant at $14.1 million for the three months ended September 30, 2006, compared to $14.2 million for the same period in 2005. For the nine months ended September 30, 2006, the gross profit was $36.5 million, compared to $38.1 million for the same period in 2005, a decrease of 4.3%. The gross profit margin for the three months ended September 30, 2006 was 73.6% compared to 74.1% for the same period in 2005 and 72.7% for the nine months ended September 30, 2006 compared to 75.1% for the same period in 2005.

The decrease in the Company's margins was primarily due to the lower margin on its semi-finished products that it sells to Tianshi Engineering compared to its finished goods, as well the added manufacturing costs on its goods due to new manufacturing procedures, as discussed in cost of sales above. Because sales in the Chinese market have decreased, the average fixed cost per unit in comparatively higher than in 2005.

Selling, general and administrative expenses were $2.8 million for both the three months ended September 30, 2006 and for the same period in 2005. For the nine months ended September 30, 2006, selling, general and administrative expenses were $8.6 million compared to $7.9 million for the same period in 2005, an increase of 9.5%. The increase reflects ongoing initiatives undertaken to support international sales growth.

These increases have also been made in anticipation of Tianshi Engineering receiving a direct selling license in China and the related increase in its sales and marketing efforts which management believes will follow. The selling and administrative expenses as a percentage of sales was 14.6% for both the three months ended September 30, 2006 and for the same period in 2005. The selling and administrative expenses as a percentage of sales increased to 17.2% for the nine months ended September 30, 2006, from 15.6% for the same period in 2005.

Provision for income taxes was $0.9 million for both the three months ended September 30, 2006 and for the same period in 2005. For the nine months ended September 30, 2006, provision for income taxes was $2.2 million compared to $2.3 million for the same period in 2005. From January 1, 2005 through December 31, 2007, Biological is subject to income tax at a reduced rate of 7.5%. From January 1, 2008 forward, Biological will be subject to a 15% income tax rate.

Tiens USA continues to strive to expand its market share in China through the branches, chain stores, and Chinese affiliated companies of Tianshi Engineering To enhance its position in this competitive market, Tianshi Engineering continues to increase its marketing activities in China, including opening additional branches across China, developing a nation-wide advertising campaign, encouraging media coverage and strengthening the Tiens brand.

As of September 30, 2006, Tiens USA had $89,468,512 of retained earnings and total shareholders' equity of $112,433,650.

Jinyuan Li, Chairman, President and CEO of Tiens USA, said, "In the third quarter Tiens USA continued to increase the international demand for its nutrition supplements and personal care products and generated an improvement in sales in China compared to the second quarter. Although the direct selling regulatory environment in China is currently challenging, we are hopeful that our affiliate, Tianshi Engineering, will receive a direct selling license from the Chinese regulatory authorities in the near future. We remain positive in our long-term outlook for the Company as we continue to invest in the future and strive to enhance shareholder value."

About Tiens Biotech Group (USA), Inc., www.tiens-bio.com

Tiens Biotech Group (USA), Inc. (AMEX:TBV) conducts its main business operations through its 80% owned subsidiary Tianjin Tianshi Biological Development Co., Ltd. ("Biological"), which is based in Tianjin, People's Republic of China
(PRC). Biological primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary nutrition supplement products, and personal care products.

Tiens USA derives its revenues principally from product sales to affiliated companies in China and outside of China. Since its establishment, Biological has developed and produced 39 nutrition supplements, which include wellness products and dietary nutrition supplements. Biological has also developed and produced 25 personal care products, which include skin care products and personal washing products. Biological develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Biological has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Biological conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Biological's products in China through chain stores, domestic affiliated companies, and its 111 branches. Outside of China, Biological sells its products through an extensive direct sales force, or multi-level marketing sales force of overseas affiliates, located in approximately 61 countries, and independent distributors who use the products themselves and/or resell them to other distributors or consumers. The Company's direct sales marketing program is subject to governmental regulation in each of these countries.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Tiens Biotech Group (USA), Inc. ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

                                 -Tables Follow-

                TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
                                   (Unaudited)

                                                    THREE MONTHS ENDED             NINE MONTHS ENDED
                                                      SEPTEMBER 30,                  SEPTEMBER 30,
                                               ---------------------------    ---------------------------
                                                   2006           2005            2006           2005
                                               ------------   ------------    ------------   ------------
REVENUE - RELATED PARTIES                      $ 19,187,748   $ 19,126,809    $ 50,203,306   $ 50,730,467

COST OF SALES                                     5,066,051      4,954,198      13,714,739     12,609,428
                                               ------------   ------------    ------------   ------------

GROSS PROFIT                                     14,121,697     14,172,611      36,488,567     38,121,039

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES      2,803,859      2,795,414       8,641,512      7,894,965
                                               ------------   ------------    ------------   ------------

INCOME FROM OPERATIONS                           11,317,838     11,377,197      27,847,055     30,226,074

OTHER INCOME (EXPENSE), NET                         164,104       (126,969)        127,458       (814,133)
                                               ------------   ------------    ------------   ------------

INCOME BEFORE PROVISION FOR INCOME TAXES
 AND MINORITY INTEREST                           11,481,942     11,250,228      27,974,513     29,411,941

PROVISION FOR INCOME TAXES                          878,931        869,769       2,188,491      2,315,214
                                               ------------   ------------    ------------   ------------

INCOME BEFORE MINORITY INTEREST                  10,603,011     10,380,459      25,786,022     27,096,727

MINORITY INTEREST                                 2,167,747      2,175,715       5,396,570      5,691,784
                                               ------------   ------------    ------------   ------------

NET INCOME                                        8,435,264      8,204,744      20,389,452     21,404,943

OTHER COMPREHENSIVE INCOME

  Foreign currency translation adjustment         1,411,012      2,047,847       2,396,799      2,048,846
                                               ------------   ------------    ------------   ------------

COMPREHENSIVE INCOME                           $  9,846,276   $ 10,252,591    $ 22,786,251   $ 23,453,789
                                               ============   ============    ============   ============

EARNINGS PER SHARE, BASIC AND DILUTED          $       0.12   $       0.14    $       0.29   $       0.33
                                               ============   ============    ============   ============

WEIGHTED AVERAGE NUMBER OF SHARES                71,333,586     71,333,586      71,333,586     71,333,586
                                               ============   ============    ============   ============

                TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

                                     ASSETS
                                     ------

                                                                  September 30,   December 31,
                                                                       2006            2005
                                                                  -------------   -------------
                                                                   (Unaudited)
CURRENT ASSETS:
  Cash                                                            $  58,771,981   $  77,545,991
  Accounts receivable, trade - related parties, net of
   allowance for doubtful accounts of $211,255 and $206,916
   as of September 30, 2006 and December 31, 2005, respectively      11,989,706       2,165,958
  Other receivables                                                     500,690         234,486
  Other receivables -related parties                                  3,306,690       3,281,081
  Inventory                                                           6,871,958       7,516,352
  Loans receivable -related parties                                  25,320,000               -
                                                                  -------------   -------------
      Total current assets                                          106,761,025      90,743,868
                                                                  -------------   -------------

PLANT AND EQUIPMENT, net                                             27,624,487      24,877,688
                                                                  -------------   -------------

OTHER ASSETS:
  Intangible assets, net                                                461,055         476,637
  Employee advances                                                     352,694         145,071
  Deposits                                                            5,681,680       5,380,890

    Total other assets                                                6,495,429       6,002,598
                                                                  -------------   -------------

      Total assets                                                $ 140,880,941   $ 121,624,154
                                                                  =============   =============

                TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                                  September 30,    December 31,
                                                                      2006             2005
                                                                  -------------   -------------
                                                                   (Unaudited)
CURRENT LIABILITIES:
  Accounts payable                                                $   4,078,426   $   2,698,813
  Advances from customers - related parties                           1,531,406       2,077,130
  Accrued liabilities                                                   719,296       1,045,052
  Other taxes payable                                                 1,547,042       1,413,054
  Other payables                                                        429,333         339,390
  Other payables - related parties                                      534,846       1,816,534
  Dividend payable to minority interest                                 235,336               -
  Current portion of long term debt, related party                    2,130,000       2,130,000
                                                                  -------------   -------------
      Total current liabilities                                      11,205,685      11,519,973

LONG TERM DEBT, net of current portion, related party                 7,462,742       8,527,742
                                                                  -------------   -------------

      Total liabilities                                              18,668,427      20,047,715
                                                                  -------------   -------------

MINORITY INTEREST                                                     9,778,864      11,929,040
                                                                  -------------   -------------

SHAREHOLDERS' EQUITY:
  Common stock, $0.001 par value, 260,000,000 shares authorized,
   71,333,586 issued and outstanding, respectively                       71,334          71,334
  Paid-in-capital                                                     8,842,009       8,842,009
  Statutory reserves                                                  9,420,783       9,420,783
  Retained earnings                                                  89,468,512      69,079,060
  Accumulated other comprehensive income                              4,631,012       2,234,213
                                                                  -------------   -------------
      Total shareholders' equity                                    112,433,650      89,647,399
                                                                  -------------   -------------
        Total liabilities and shareholders' equity                $ 140,880,941   $ 121,624,154
                                                                  =============   =============